Exhibit 10.6
CONTRACT FOR JOINT VENTURE
     This Agreement is entered into at Dayton, Ohio, this 12th day of December, 2005, by and between Nations First Mortgage Banc, Inc., an Ohio Corporation, (hereinafter referred to as “NFMB”), whose address is 7925 Paragon Road, Suite C, Dayton, Ohio 45459 and Performance Home Buyers, LLC, an Ohio Limited Liability Company, and any and all affiliates of Performance Home Buyers, LLC, (hereinafter referred to as “PHB”), whose address is 4130 Linden Avenue, Dayton, OH.
RECITALS
WHEREAS, NFMB is a Corporation, existing under the laws of the State of Ohio, in the business of providing mortgage financing to customers desiring to purchase or refinance real property.
WHEREAS, PHB is a limited liability company, existing under the laws of the State of Ohio, in the business of selling homes to customers and assisting customers with the home buying process.
WHEREAS, NFMB and PHB desire to enter into a joint venture whereby the companies share one (1) employee and PHB refers its’ customers to NFMB for mortgage financing.
WHEREAS, the objectives of the joint venture are to provide PHB’s clients a faster transition into long-term or permanent mortgage financing on their home purchase; to provide a pre-set cost structure for mortgage placement and processing services related to obtaining long-term or permanent mortgage financing; and to minimize the duplication of efforts that result from transitioning financing of a client from PHB to an independent mortgage company.
WHEREAS, all parties recognize and acknowledge that the ultimate decision regarding mortgage financing lies with the customer and this Agreement in no way binds the customers or determines who their mortgage financier shall be.
NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:
1.	PHB, in consideration of the promises and agreements of NFMB herein set forth, hereby promises and agrees as follows:
a.	To refer all clients to NFMB before referring clients to any other mortgage financing provider, thereby permitting NFMB a first right of refusal on its’ customers;

b.	To pay PHB’s costs of the shared employee, based on the employee’s time spent working for each company and at agreed upon rates, terms and conditions;

c.	To provide its’ customers with an Affiliated Business Disclosure Notice, disclosing that a relationship exists between NFMB and PHB;

d.	To allow NFMB’s home office all control and discretion with regard to which title agencies and appraisers are used for each transaction; and

e.	Not to exchange any funds outside of closing;
2.	In consideration whereof, NFMB hereby promises and agrees as follows:
a.	To lease office space in PHB’s building for the shared employees and to obtain a branch operations certificate from the Ohio Department of Financial Institutions;

b.	To pay NFMB’s share of the shared employee, based on the employee’s time spent working for each company;

c.	To provide the leased office with a computer, contact management, processing software, credit bureau retrieval and all other things required to operate the office as an independent branch office;

d.	To retain all loan files which are denied at it’s archives for a period of twenty-four (24) months;

e.	To retain all loan files which are approved and closed at it’s archives for a period of forty-eight (48) months;

f.	To review and order all title orders and appraisals, at the home office, prior to submitting any loan for final underwriting.

g.	To maintain control over which title agencies and appraisers are selected to participate in each transaction;

h.	To conduct an audit every two (2) months of denied and approved files to insure the highest standards of compliance;

i.	To provide NFMB’s customers a decreased broker/origination/processing fee of Two and 50/100 (2.5%) Percent plus One Hundred Fifty and 00/100 ($150.00) Dollars on all loans closed through NFMB;

j.	To ensure that all NFMB employees are licensed in accordance with the Ohio Mortgage Broker Act; and

k.	To pay all costs of loan approval process outside of the costs of the shared employees.

l.	To provide, on an annual basis, audited financials for NFMB to PHB.
3.	It is mutually agreed by and between the parties hereto, upon the considerations aforesaid, that each part will fully comply with all federal, state and local laws, rules and regulations to provide all regulatory disclosures and paperwork necessary to meet the guidelines of the Ohio Mortgage Broker Act, Truth in Lending Act, applicable fair lending laws, the Real Estate Settlement Procedures Act and any other required or necessary regulations.

4.	Neither shall not be responsible or liable for any negligence, fraud or collusion on the part of the other or the failure in the performance of the promises and agreements on its part to be performed hereunder.

5.	PHB and NFMB agree[s] to mutually indemnify and hold harmless NFMB, its employees, officers, directors, shareholders, agents, vendors and affiliates, against any negligence, fraud or collusion on the part of the other [PHB delete].

6.	This Agreement shall be valid for a period of one (1) year from the date of this Agreement and shall be automatically renewed for a period of one (1) year, unless otherwise terminated in writing, by either party, thirty (30) days prior to the renewal date.

7.	This agreement shall inure to and be binding upon, the heirs, devisees, executors, administrators, successors and assigns of the parties hereto, but except as aforesaid no third person shall have or acquire any right hereunder.

8.	No assignment or transfer of this contract, or any part thereof, shall be made by either party without the consent of the other party in writing indorsed thereon, and all purported assignments and transfers without such consent shall be void.

9.	If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, such term or provision shall be deemed to be severed from this Agreement and the remainder of this Agreement and any other application of such term or provision shall not be affected or invalidated thereby.

10.	The foregoing sets forth the entire agreement between the parties hereto, and shall be governed and construed in all respects in accordance with the laws of Ohio applicable to contracts made and to be performed in the State of Ohio, and without regard to principals of conflicts of law.
The parties hereto have set their hands on the day and year first above written.

Nations First Mortgage, Banc, Inc.,
An Ohio Corporation:

/s/ Michael Kline
By: Michael Kline
Its: President

Performance Home Buyers, LLC,
An Ohio Limited Liability Company:

/s/ Peter E. Julian
By: Peter E. Julian
Its: Chief Executive Officer